                                                 -----------------------------
                                                        OMB APPROVAL
                                                 -----------------------------
                                                  OMB NUMBER  3235-0145
                                                  EXPIRES:  DECEMBER 31, 1997
                                                  ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE....14.90
                                                 -----------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                       PIA Merchandising Services, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock; $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  693360 10 9
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

-----------------------                                  ---------------------
 CUSIP NO. 693360 10 9           SCHEDULE 13G              PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      California Community Foundation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            484,872

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             484,872

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      484,872

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

ITEM 1.

  (a)  NAME OF ISSUER

       PIA Merchandising Services, Inc.

  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

       19900 MacArthur Boulevard, Suite 900
       Newport Beach, California  92718

ITEM 2.

  (a)  NAME OF PERSON FILING

       California Community Foundation

  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

       606 S. Olive Street, Suite 2400
       Los Angeles, California  90014

  (c)  CITIZENSHIP

       California

  (d)  TITLE OF CLASS OF SECURITIES

       This filing is made in regard to the Common Stock, $.01 par value per share, of PIA Merchandising Services, Inc. (the "Common Stock").

  (e)  CUSIP NUMBER

       693360 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

  (a)  [_]   Broker or Dealer registered under Section 15 of the Act,

  (b)  [_]   Bank as defined in Section 3(a)(6) of the Act,

  (c)  [_]   Insurance Company as defined in Section 3(a)(19) of the Act,

  (d)  [_]   Investment Company registered under Section 8 of the Investment
             Company Act,

  (e)  [_]   Investment Adviser registered under Section 203 of the Investment
             Advisers Act of 1940,

  (f)  [_]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

  (g)  [_]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
             see Item 7,


                               Page 3 of 5 pages

  (h)  [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP

  (a)  AMOUNT BENEFICIALLY OWNED

       At December 31, 1996 the filing person beneficially owned 484,872 shares of Common Stock

  (b)  PERCENT OF CLASS

       8.2%

  (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

       (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  484,872

       (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  0

       (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  484,872

       (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.
         ----------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               Page 4 of 5 pages

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                              California Community Foundation


                              By:    /s/ Linda Shestock
                                  ---------------------------------------------

                              Its:   Executive Vice President and Chief
                                   ------------------------------------
                                     Financial Officer
                                     -----------------

                               Page 5 of 5 pages